Exhibit 10.41

NONCOMPETITION, CONFIDENTIALITY AND RELEASE AGREEMENT

This Noncompetition and Confidentiality Agreement (this “Agreement”) is entered into on     , 2010 (the “Effective Date”), between First Wind Holdings, LLC (the “Company”) and EMPLOYEE NAME (the “Transferee”).

On the date hereof, the Company is issuing XXXXXXX Series B-5 Units (the “Series B Units”) to the Transferee.  Section 3.7(c) of the Fifth Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time (the “LLC Agreement”) requires that the issuance of Series B Units be conditioned on the execution and delivery of an Addendum Agreement by the prospective unit holder and the Company. The execution and delivery of the Addendum Agreement by the Company is conditioned on the execution and delivery of this Agreement by the prospective unit holder

In consideration of the Company’s issuance of the Series B Units to the Transferee, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.     Covenant Not to Compete.

(a) The Transferee hereby acknowledges and recognizes the highly competitive nature of the wind energy development, ownership and operation (the “Business”) engaged in or expected to be engaged in by the Company and its subsidiaries.  Accordingly, except as provided in Sections 1(c) and 1(d), the Transferee hereby agrees, within the Territories (as defined below) and for the periods set forth in Section 1(b), not to compete with the Business of the Company, as such Business exists at any time during the term of the Agreement, either directly or indirectly, whether (i) by conducting or supporting a business or enterprise in the Business, whether in a managerial, operational, financial or other manner; (ii) by directly or indirectly participating in another business or enterprise in the Business; (iii) by employment, consultancy, serving on a board of directors or similar governing body, or any other technical, commercial or other activity with another business or enterprise in the Business (other than teaching or serving in an advisory, regulatory, or legislative entity or a trade association); (iv) by inducing any utility, any governmental authority or any customer, supplier, licensee, licensor, co-developer, contractor or other business relation of or with the Company to cease doing business with the Company, or in any way interfere with the relationship between any such utility, governmental authority, customer, supplier, licensee, licensor, co-developer, contractor or other business relation and the Company; (v) by soliciting or hiring employees of the Company for another business; and (vi) by challenging any of the intellectual property rights or the know-how that is material for the Business of the Company but not protected by registered intellectual property rights or applications therefor.

(b) The covenant in Section 1(a) shall apply to any activity prohibited by Section 1(a) in the United States of America (including its territories and possessions), Canada or Mexico (the “Territories”) during the period commencing on the Effective Date and ending on the second anniversary of the date that the Transferee ceases to be employed by the Company (or a subsidiary of the Company, as applicable).

NONCOMPETITION, CONFIDENTIALITY AND WAIVER AGREEMENT

(c) The covenant in Section 1(a) shall not apply to activities engaged in as a manager, officer, director, employee, contractor, consultant, or direct or indirect equity owner of the Company or any of the Company’s direct or indirect subsidiaries (to the extent that such activities are conducted for the benefit of the Company or such subsidiary) and may be waived at any time by the Company for specific activities, but any such waiver shall be restricted to the specific activity to which it expressly relates and only for the duration of the relevant contract.

(d) The covenant in Section 1(a) shall not apply to the passive holding of shares in companies listed on a stock exchange, provided that such holding does not exceed one (1) percent of the aggregate issued and outstanding shares of the relevant company.

2.             Confidentiality.

(a) As used in this Agreement, “Confidential Information” means non-public information belonging to the Company, including, without limitation, financial information, reports, wind data and energy production forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities, in each case, whether such information is developed by the Transferee in the course of the Transferee’s employment by the Company or the Transferee had access to such information as a result of the Transferee’s employment by the Company.  Notwithstanding the foregoing, Confidential Information shall not include information (i) in the public domain, unless due to breach of the Transferee’s duties under Section 2(b), (ii) obtained by the Transferee from a third party prior to, or after the termination of, the Transferee’s employment by the Company (or a subsidiary of the Company, as applicable), (iii) independently developed by the Transferee prior to, or after the termination of, the Transferee’s employment by the Company (or a subsidiary of the Company, as applicable), or (iv) required to be disclosed by the Transferee by legal or regulatory process.

(b) During the Transferee’s employment by the Company and ending on the third anniversary of the date of termination of such employment, the Transferee will keep in confidence and trust all Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Transferee’s duties to the Company.

(c) All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Transferee by the Company or are produced by the Transferee in connection with the Transferee’s employment by the Company will be and remain the sole property of the Company.  The Transferee will return to the Company all such materials and property as and when requested by the Company.  In any event, the Transferee will return all such materials and property immediately upon termination of the Transferee’s employment for any reason.  The Transferee will not retain with the Transferee any such material or property or any copies thereof after such termination.  Notwithstanding the foregoing, the Transferee shall have access to such documents and records at reasonable times and upon reasonable notice to the Company, in the event of a dispute between the Company and the Transferee to which such documents and records are reasonably related.

(d) For purposes of this Section 2, all references to the “Company” shall be deemed to be references to the Company and its subsidiaries.

3.             Potential Unenforceability of Sections 1 and 2.  Although the Transferee and the Company consider the restrictions contained in Sections 1 and 2 to be reasonable, if a final, non-appealable judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in Section 1 or Section 2 is an unenforceable restriction against the Transferee, neither this Agreement nor the provisions of Section 1 or Section 2 will be rendered void, but will be deemed amended as to such restriction as such court may judicially determine or indicate to be reasonable or, if such court does not so determine or indicate, to the maximum extent that any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances.

4.             Business Time.  The Transferee shall devote 100% of the Transferee’s business time to the business and affairs of the Company and its subsidiaries.

5.             Release.  IN RETURN FOR THE ISSUANCE OF MEMBERSHIP INTERESTS IN THE COMPANY AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE LLC AGREEMENT AND THE OTHER PROMISES HEREIN AND THEREIN, THE TRANSFEREE (INDIVIDUALLY AND ON BEHALF OF ANY RELATED ENTITIES) HEREBY RELEASES AND FOREVER DISCHARGES THE COMPANY AND ITS SUBSIDIARIES FROM ANY AND ALL DEBTS, OBLIGATIONS, LIABILITIES, PROMISES, COVENANTS, AGREEMENTS, CONTRACTS, SUITS, ACTIONS, CAUSES OF ACTIONS, JUDGMENTS, DAMAGES, CLAIMS OR DEMANDS, WHATSOEVER, IN LAW OR IN EQUITY OR OTHERWISE, BOTH PAST, PRESENT AND FUTURE AND WHETHER KNOWN OR UNKNOWN, SUSPECTED, OR CLAIMED, ARISING OR RESULTING FROM OR UNDER (I) ANY INTERESTS, AGREEMENTS, OR OTHER ARRANGEMENTS THAT SHOULD HAVE BEEN DISCLOSED IN CONNECTION WITH THE AWARD TO TRANSFEREE OF ANY SERIES B UNITS, BUT WHICH HAVE NOT BEEN SO DISCLOSED, OR (II) ANY ACTIONS OR OMISSIONS OF THE COMPANY OR ITS SUBSIDIARIES PRIOR TO THE DATE HEREOF.

6.             Specific Performance.  Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach by the Transferee of any of the covenants and assurances contained in Section 1 or Section 2, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and permitted assigns, in addition to such other remedies that may be available to them, are entitled to, and the Transferee agrees not to oppose the propriety of the Company’s request for, an injunction (as distinct from remedies at law), including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Transferee, and each and every person or entity acting in concert or participation with the Transferee, from the continuation of such breach.  For the purpose of clarity, the Transferee may oppose on the merits the Company’s request for such an injunction.  The covenants and obligations of the Transferee set forth in Section 1 or Section 2 are in addition to and not in lieu of or exclusive of any other obligations and duties of the Transferee to the Company, whether express or implied in fact or in law.

7.             Entire Agreement; Supersede.  This Agreement and any other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof.

8.             Amendment; Waiver.  This Agreement may not be amended, modified, supplemented, or restated, nor may any provision of this Agreement be waived, other than through a written instrument adopted, executed and agreed to by the parties hereto.

9.             Parties in Interest and Assignment.

(a) This Agreement is binding upon and is for the benefit of the parties and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer on any person or entity, other than the parties or their respective successors and permitted assigns, any rights, remedies or obligations or liabilities under or by reason of this Agreement.

(b) Neither this Agreement nor any of the rights, duties or obligations of either party may be transferred or assigned to any person or entity except by a written agreement executed by all of the parties.  Notwithstanding the foregoing, the Company may transfer and assign all or any portion of its rights under this Agreement to any affiliate of the Company, in connection with any merger, consolidation or conversion of the Company, or any sale of all or a significant portion of the assets associated with the Business.

10.           Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

11.           Notice.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed for each party as indicated on the signature page hereto or to any other address that any such party may designate by written notice to the other parties.

12.           Attorneys’ Fees.  If any legal action or other proceeding is brought by any party to this Agreement for the enforcement or interpretation of any of the rights, obligations or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such action or proceeding is entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

13.           Headings.  The descriptive headings used herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

14.           Governing Law; Waivers and Jurisdiction.

(a) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.  Each of the parties hereto hereby consents to process being served by either party to this Agreement in any suit, action or proceeding of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 11.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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The parties have executed this Agreement on the date set forth in the introductory paragraph.

THE COMPANY:

FIRST WIND HOLDINGS, LLC

By:
Name: Paul Gaynor
Title: Chief Executive Officer

Address:
179 Lincoln Street
Boston, MA 02111
Attention: Human Resources

THE TRANSFEREE:

Employee Name

Address:

SIGNATURE PAGE